Exhibit 99.1

Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Petroleum to Sell Postle Assets for $859.8 Million

DENVER – June 24, 2013 – Whiting Petroleum Corporation (NYSE: WLL) announced today that it has signed a purchase and sale agreement to sell to BreitBurn Energy Partners L.P. (NASDAQ: BBEP) certain producing oil and gas properties located in its Enhanced Oil Recovery (EOR) projects in the Postle and NE Hardesty Fields, Texas County, Oklahoma. The sale includes the related gathering and Dry Trail plant processing facilities, oil delivery pipeline, 60% interest in the 120-mile Transpetco-operated CO2 transportation pipeline, CO2 supply contracts and certain crude oil swaps. The cash purchase price is $859.8 million, subject to certain post-closing adjustments. The sale is expected to close in July 2013, subject to customary closing conditions, and will have an effective date of April 1, 2013. Whiting will operate the properties under a transition services agreement until October 31, 2013.

James J. Volker, Whiting’s Chairman and CEO, commented, “We are pleased with the sale price of these EOR fields. The transaction also allows us to deploy more capital to our core development areas in the Northern Rockies, Central Rockies and Permian Basin.”

Whiting estimates the properties subject to the sale consist of net daily production of approximately 7.64 MBOE/d or 8.6% of its March 2013 production. Whiting estimates the proved developed producing reserves of the properties were approximately 30.7 MMBOE and other proved reserves were 13.5 MMBOE as of April 1, 2013.

Whiting expects the net proceeds from the sale to be approximately $850.6 million after deducting estimated expenses. Whiting will convey its crude oil swaps, as set forth in the table below, to BreitBurn at closing. Whiting expects to use the net proceeds to repay a portion of the debt outstanding under its credit agreement. As of March 31, 2013 the borrowings under the credit agreement were $1.5 billion, which includes $44.9 million as Whiting’s cost of the oil swaps conveyed.

Upon the completion of the sale, the borrowing base under Whiting’s credit agreement will be $2.15 billion, of which $2.0 billion has been committed by lenders and is available for borrowing. Therefore, Whiting will have approximately $1.35 billion available under its credit agreement as summarized below.

$2.00	billion commitment
-1.50	billion borrowed at March 31, 2013
+.85	billion Postle pay down
$1.35	billion available

In addition, Whiting has requested its banks to provide the remaining $150 million available under the credit agreement. After the sale we expect Whiting’s debt to capitalization ratio to be approximately 21.3%. Whiting had approximately $1.47 billion of regular federal income tax net operating loss carry forward at December 31, 2012. Therefore, Whiting expects its federal and state income taxes on the sale to be only approximately $20 million.

Wells Fargo & Co. acted as financial advisor to Whiting with respect to this transaction and Raymond James Financial, Inc. provided a fairness opinion to the Company’s board of directors.

Outlook for Second Quarter and Full-Year 2013

The following table provides guidance for the second quarter and full-year 2013 based on our prior guidance, issued on April 24, 2013, adjusted only for the sale of Postle and NE Hardesty. This includes Whiting’s current full-year 2013 capital budget of $2.2 billion and does not reflect an increase in our capital budget or production from the application of Whiting’s $1.35 billion of availability under its credit agreement. We intend to provide updated guidance in our second quarter earnings press release that reflects the use of this additional availability.

Whiting will classify the Postle assets as discontinued operations moving forward. The following guidance is only related to continuing operations. As a result, the Postle results have been completely eliminated from continuing operations guidance effective January 1, 2013.

Guidance
	Second Quarter 2013	Full-Year 2013
Production (MMBOE) (1)	7.55 - 7.75	31.20 - 32.00
Lease operating expense per BOE	$12.10 - $ 12.60	$12.00 - $ 12.50
General and admin. expense per BOE (2)	$6.25 - $ 6.65	$4.25 - $ 4.65
Interest expense per BOE	$2.70 - $ 3.10	$2.50 - $ 2.80
Depr., depletion and amort. per BOE	$25.80 - $ 26.60	$25.90 - $ 26.90
Prod. taxes (% of production revenue)	8.70% - 8.90%	8.70% - 8.90%
Oil price differentials to NYMEX per Bbl(3)	($6.50) - ($ 7.50)	($6.50) - ($ 7.50)
Gas price premium to NYMEX per Mcf	$0.20 - $ 0.50	$0.20 - $ 0.50

(1)	Full-year guidance has been adjusted as if the Postle sale occurred January 1, 2013.
(2)	Includes a $21.6 million charge under the Whiting Production Participation Plan related to the Postle sale.
(3)	Does not include the effect of NGLs.

Oil Hedges

Upon closing of the Postle transaction, the following crude oil swaps will be conveyed to the buyer of the Postle Properties:

Derivative Instrument	Hedge Period	Contracted Volume (Bbls per Month)	Weighted Average NYMEX Price (per Bbl)	As a Percentage of March 2013 Oil Production
Swaps	2013
	Q2	185,033	$98.50	8.6%
	Q3	187,067	$98.50	8.7%
	Q4	187,067	$98.50	8.7%
	2014
	Q1	165,000	$94.75	7.7%
	Q2	166,833	$94.75	7.8%
	Q3	168,667	$94.75	7.9%
	Q4	168,667	$94.75	7.9%
	2015
	Q1	150,000	$94.75	7.0%
	Q2	151,667	$94.75	7.1%
	Q3	153,333	$94.75	7.2%
	Q4	153,333	$94.75	7.2%
	2016
	Q1	133,467	$93.50	6.2%

About Whiting Petroleum Corporation

Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that explores for, develops, acquires and produces crude oil, natural gas and natural gas liquids primarily in the Rocky Mountain, Permian Basin, Mid-Continent, Michigan and Gulf Coast regions of the United States. The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and its Enhanced Oil Recovery fields in Oklahoma and Texas. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit http://www.whiting.com.

Forward-Looking Statements

This news release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: the satisfaction of the conditions to the sale of the Postle properties and other risks related to the completion of the sale of the Postle properties and actions related thereto; Whiting’s and BreitBurn’s ability to complete the sale of the Postle properties on anticipated terms and schedule; declines in oil, NGL or natural gas prices; our level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures; our ability to obtain sufficient quantities of CO2 necessary to carry out our enhanced oil recovery projects; inaccuracies of our reserve estimates or our assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; risks related to our level of indebtedness and periodic redeterminations of the borrowing base under our credit agreement; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations and acquisitions; federal and state initiatives relating to the regulation of hydraulic fracturing; the potential impact of federal debt reduction initiatives and tax reform legislation being considered by the U.S. Federal government that could have a negative effect on the oil and gas industry; impacts of the global recession and tight credit markets; our ability to identify and complete acquisitions and to successfully integrate acquired businesses; unforeseen underperformance of or liabilities associated with acquired properties; our ability to successfully complete potential asset dispositions and the risks related thereto; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry in the regions in which we operate; risks arising out of our hedging transactions; and other risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2012. We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release